================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                           Northwest Indiana Bancorp
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                            NORTHWEST INDIANA BANCORP

                              9204 COLUMBIA AVENUE
                             MUNSTER, INDIANA 46321
                                 (219) 836-9690


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 25, 2001


     Notice is hereby given that the Annual Meeting of Shareholders of NorthWest Indiana Bancorp (the "Company"), will be held at the Center for Visual & Performing Arts, 1040 Ridge Road, Munster, Indiana, on Wednesday, April 25, 2001, at 8:30 A.M., for the following purposes:

         (1)  To elect three directors;

         (2) To ratify the appointment by the Board of Directors of Crowe, Chizek and Company LLP as auditors for the year ending December 31, 2001; and

         (3) To consider and act upon any other business as may properly come before the meeting or any adjournment thereof.

     All shareholders of record at the close of business on February 28, 2001 will be entitled to vote at the meeting or any adjournment thereof.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ADDRESSED, POSTAGE-PREPAID ENVELOPE. IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY CARD PROMPTLY. IF YOU ATTEND AND VOTE AT THE MEETING, YOUR PROXY WILL BE CANCELED.




                                              JON E. DEGUILIO,
                                              Secretary

Dated:  March 23, 2001

                            NORTHWEST INDIANA BANCORP
                              9204 Columbia Avenue
                             Munster, Indiana 46321
                                 (219) 836-9690
                          ----------------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 25, 2001


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NorthWest Indiana Bancorp (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders (the "Meeting") to be held at 8:30 A.M., on Wednesday, April 25, 2001, at the Center for Visual & Performing Arts, located in Munster, Indiana, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors knows of no matters, other than those reported below, which are to be brought before the Meeting. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     At the close of business on February 28, 2001, the record date for the Meeting, there were 2,709,312 shares of the Company's Common Stock outstanding and entitled to vote at the Meeting. On all matters, including the election of directors, each shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company's Secretary or by attendance at the Meeting. UNLESS REVOKED, A PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE INSTRUCTIONS THEREON, OR, IF NO INSTRUCTIONS ARE GIVEN, FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES LISTED UNDER PROPOSAL 1 AND FOR ALL OTHER PROPOSALS. Directors will be elected by a plurality of the votes cast. Each other proposal is subject to the vote of the holders of a greater number of shares favoring such proposal than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Because none of the proposals to be considered at the meeting requires the affirmative vote of a specified number of outstanding shares (they require only a plurality or a majority of the shares voted), neither the non-voting of shares nor abstentions on a specific proposal will affect the determination of whether such proposal will be approved.

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, the Company's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation. It is expected that this Proxy Statement and the accompanying Notice of Annual Meeting and form of proxy will first be mailed to shareholders on or about March 23, 2001.

                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

NOMINEES

     The Board of Directors is comprised of eleven directors divided into three classes, two of which have four directors each and one of which has three directors, with the term of one class expiring each year. Each director serves until the annual meeting of shareholders held in the year that is three years after such director's election and thereafter until such director's successor is elected and qualified. There currently is one vacancy on the Board of Directors, which will not be filled at the Meeting and will remain vacant for the foreseeable future. Each of the Company's directors also serves on the Board of Directors of the Company's wholly owned subsidiary, Peoples Bank SB (the "Bank"), for a term running concurrently with his or her term on the Company's Board of Directors.

     The nominees for election this year are Leroy F. Cataldi, Edward J. Furticella and Stanley E. Mize. Each has been nominated by the Board of Directors for election as a director for a term to expire at the 2004 annual meeting of shareholders and until his successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy, absent contrary instructions thereon, to vote such proxy for the election to the Board of Directors of these three individuals. Each nominee has consented to be named herein and to serve as a director if elected. However, if any nominee becomes unavailable for election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

     Unless otherwise indicated in a footnote to the following table, the principal occupation of each director and nominee has been the same for the last five years, and each such director or nominee possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by him or her.

                                                                                    SHARES
                                                                                 BENEFICIALLY
                                             PRESENT                               OWNED ON         PERCENT
                                            PRINCIPAL                DIRECTOR    FEBRUARY 28,         OF
        NAME               AGE             OCCUPATION                 SINCE          2001            CLASS
    ------------       --------     -------------------------        --------   --------------    ---------

                                               NOMINEES FOR DIRECTOR
                                         (Term expiring at annual meeting
                                             of shareholders in 2004)

Leroy F. Cataldi             65     Pharmacist,                          1977          73,915 (1)     2.73%
                                    Dyer, Indiana

Edward J. Furticella         53     Vice President, Chief Financial      2000          48,724 (2)     1.79%
                                    Officer and Treasurer of
                                    the Company

Stanley E.  Mize             59     President, Stan Mize Town &          1997          19,814 (3)     0.73%
                                    Countree Auto Sales, Inc.,
                                    Schererville, Indiana

                                                                                    SHARES
                                                                                 BENEFICIALLY
                                             PRESENT                               OWNED ON          PERCENT
                                            PRINCIPAL                DIRECTOR    FEBRUARY 28,          OF
        NAME               AGE             OCCUPATION                 SINCE          2001             CLASS
    ------------       --------     -------------------------        --------   --------------    ---------
                                     DIRECTORS CONTINUING IN OFFICE
                                    (Term expiring at annual meeting
                                        of shareholders in 2002)

Frank J. Bochnowski          62     Retired; Vice President and          1999          47,845(2)     1.75%
                                    Secretary of the Company
                                    until January 2001 (4)

Lourdes M. Dennison          59     Administrative Director,             1983          96,470(5)     3.56%
                                    Kumpol Dennison Surgical
                                    Corp., Merrillville, Indiana

Joel Gorelick                53     Vice President and Chief             2000          48,903(2)     1.80%
                                    Lending Officer of
                                    the Company

Gloria C. Gray               71     Retired                              1982          66,432(6)     2.45%


                                         (Term expiring at annual meeting
                                             of shareholders in 2003)

David A. Bochnowski          55     President and Chief                  1977         278,667(2)    10.23%
                                    Executive Officer of the
                                    Company (4)

Jerome F. Vrabel             51     Vice President, Grain                1984         147,288(2)     5.44%
                                    Division of ED & F Man
                                    International Inc., Chicago,
                                    Illinois, a commodities
                                    brokerage firm on the
                                    Chicago Board of Trade

James L. Wieser              53     Attorney with Wieser & Sterba,       1999           7,084        0.26%
                                    Schererville, Indiana

--------------
(1)  Includes 3,915 shares owed by Mr. Cataldi's spouse.

(2) For further information regarding the beneficial ownership of these shares, see "Security Ownership By Certain Beneficial Owners and Management" below.

(3)  Includes 1,600 shares owned by Mr. Mize's spouse.

(4)  Frank J. Bochnowski and David A. Bochnowski are first cousins.

(5)  Includes 79,868 shares owned by Mrs. Dennison's spouse.

(6)  Includes 400 shares owned by Mrs. Gray's spouse.



    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors conducts its business through meetings of the Board and its committees. During the year ended December 31, 2000, the Board held twelve meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such Board member served.

     The Board of Directors has appointed an Audit Committee composed of Directors Dennison, Mize and Vrabel. The Audit Committee functions as the Company's liaison with its external auditors and reviews audit findings presented by the Company's internal auditor. The Audit Committee, along with the external auditors and internal auditor, monitors controls for material weaknesses and/or improvements in the audit function. The Audit Committee also monitors or, if necessary, establishes policies designed to promote full disclosure of the Company's financial condition. All of the members of the Audit Committee are independent within the meaning of Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers, Inc. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as APPENDIX A. During the year ended December 31, 2000, the Audit Committee held eight meetings.

     The Board of Directors has appointed a Compensation Committee composed of Directors David Bochnowski, Dennison, Gray and Vrabel. The Compensation Committee is responsible for reviewing, determining and establishing the compensation of directors and (as the Bank's Compensation Committee) the salaries, bonuses and other compensation of the executive officers of the Bank. During the year ended December 31, 2000, the Compensation Committee held one meeting.

     The Board of Directors has not appointed a Nominating Committee. It has, however, appointed an Executive Committee, composed of Directors David Bochnowski, Frank Bochnowski, Dennison and Vrabel. The Executive Committee is authorized to exercise the powers of the Board of Directors between regular Board meetings, except with respect to the declaration of dividends and other extraordinary corporate transactions. All actions of the Executive Committee are reviewed and ratified by the full Board of Directors.


          COMPENSATION OF AND TRANSACTIONS WITH OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the years ended December 31, 2000, 1999, and 1998, the cash and non-cash compensation received by each executive officer who earned in excess of $100,000 from the Bank during 2000. The Company itself pays no compensation to its employees, and each of the named executive officers holds a similar position with the Bank. Each of the named executive officers has been employed by the Company or the Bank for more than five years except that Frank Bochnowski resigned from the Company and the Bank on December 31, 2000.


                                                                                       LONG-TERM
                                                       ANNUAL COMPENSATION            COMPENSATION
          NAME AND                                     -------------------            ------------        ALL OTHER
     PRINCIPAL POSITION            PERIOD            SALARY           BONUS(1)         OPTIONS(2)      COMPENSATION (3)
     ------------------            ------            ------           -----            -------         ------------

David A. Bochnowski                 2000             $222,552           $95,932            4,920           $42,411
  Chairman and Chief                1999              210,033            92,910            6,000            44,811
  Executive Officer                 1998              200,051            79,880            5,000            39,612

Joel Gorelick                       2000             $127,765           $41,125            4,000           $14,054
  Vice President and                1999              120,578            40,010            2,500            14,469
   Chief Lending Officer            1998              114,815            31,250            2,300            11,481


Edward J. Furticella                2000             $127,413           $41,125            4,000           $14,015
  Vice President,                   1999              118,634            40,010            3,000            14,236
  Chief Financial                   1998              112,942            31,250            2,500            11,294
  Officer and Treasurer

Frank J. Bochnowski                 2000             $119,592           $35,500            3,350           $13,115
  Vice President                    1999              109,803            34,520            2,500            68,176
  and Secretary                     1998               99,983            25,550            2,100             9,998


----------

(1) "Bonus" amounts represent annual payments under the Bank's incentive plan, which is open to all employees who meet the eligibility requirements of the Pension Plan described below. The incentive plan is based upon the Company's return on assets, return on equity and earnings per share.

(2) "Options" reflects options granted to acquire the listed number of shares of Common Stock. The Company does not have a stock appreciation rights (SAR) plan and has not granted restricted stock awards.

(3) "All Other Compensation" includes contributions by the Bank under its Pension Plan on behalf of Messrs. David Bochnowski, Gorelick, Furticella and Frank Bochnowski of $18,700, $14,054, $14,015 and $13,115, respectively, for 2000; $19,200, $14,469, $14,236 and $13,176,
         respectively, for 1999 and $16,000, $11,481, $11,294 and $9,998,
         respectively, for 1998. David Bochnowski's other compensation also includes for each of 2000, 1999 and 1998, (i) premiums in the amount of $17,930 for 2000 and $19,607 for each of 1999 and 1998 paid by the Bank for disability insurance and term insurance on Mr. Bochnowski's life pursuant to his employment agreement described below and (ii) credits in the amount of $5,781, $6,004 and $4,005, respectively, under the Bank's Unqualified Deferred Compensation Plan. Frank Bochnowski's other compensation also includes for 1999 a credit in the amount of $55,000 under the Bank's Supplemental Executive Retirement Plan.


COMPENSATION OF DIRECTORS

    All directors who are not also officers of the Company or the Bank receive an annual director's fee from the Bank of $16,800.

EMPLOYMENT AGREEMENT

     The Bank entered into an employment agreement with David A. Bochnowski as President and Chief Executive Officer, effective March 1, 1988 and amended January 18, 1992. The agreement has a three-year term and provides for annual extensions for additional one-year terms, subject to annual review by the Bank's Board of Directors, unless Mr. Bochnowski gives written notice that the agreement will not be extended further. The agreement provides for a minimum annual salary of $150,000 and for annual salary review by the Board of Directors, as well as inclusion of Mr. Bochnowski in any discretionary bonus plans, customary fringe benefits, vacation and sick leave. The agreement is terminable by the Bank for "cause", defined in the agreement as termination for dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses) or final cease-and-desist order or a material breach of the agreement. If the Bank were to terminate Mr. Bochnowski without cause, or in the event of his death during the term of the agreement, Mr. Bochnowski or his estate would be entitled to a continuation of his salary for a period of one year thereafter. Mr. Bochnowski may terminate his agreement upon three months' notice to the Bank.

     The agreement provides that in the event of the termination of Mr. Bochnowski's employment after any change in "control" of the Company or a change in the capacity or circumstances in which he is employed as contemplated by the agreement, he will be promptly paid a sum equal to 2.99 times the average annual compensation he received during the five-year period immediately prior to the date of change of control. "Control" is defined in the agreement by reference to the control determinations set forth in federal banking regulations, which generally define "control" as the acquisition by any person or entity of the ownership or power to vote more than 25% of the stock of a bank or its holding company, although under certain circumstances control may occur upon the acquisition of 10% of such stock unless successfully rebutted.

     Mr. Bochnowski's agreement provides that in the event he becomes disabled during the term of the agreement, he shall continue to receive his full compensation for the first 18 months from the date of such disability, at which time the Bank may terminate the agreement and Mr. Bochnowski shall receive 60% of his monthly salary at the time he became disabled until the earlier of his death or his normal retirement date under the Bank's Pension Plan. The agreement provides that these amounts shall be offset by any amounts paid to Mr. Bochnowski under any other disability program maintained by the Bank. The agreement also requires the Bank to maintain term insurance on Mr. Bochnowski's life in the amount of $750,000, payable to his designated beneficiaries.


1994 STOCK OPTION AND INCENTIVE PLAN

     The Board of Directors adopted the 1994 Stock Option and Incentive Plan (the "Option Plan"), which was approved by shareholders at the 1994 annual meeting. Pursuant to the Option Plan, an aggregate of 240,000 shares of the Company's Common Stock are reserved for issuance in respect of incentive awards granted to officers and other employees of the Company and the Bank. Awards granted under the Option Plan may be in the form of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-incentive stock options or restricted stock. The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentives for all employees and to encourage their continued employment by facilitating employees' purchases of an equity interest in the Company. The Option Plan is administered by a committee composed of Directors Dennison, Gray and Vrabel, none of whom is eligible to receive awards under the Plan. The committee has discretion as to the persons who will receive awards and in what amount. As of December 31, 2000, approximately 101 employees were eligible to be considered for incentive awards under the Option Plan.

OPTION GRANTS

     During the year ended December 31, 2000, a total of 16,270 stock options were granted under the Option Plan to the executive officers named in the Summary Compensation Table. In each case, the exercise price per share was equal to the fair market value of the Common Stock at the time of the grant.

     The table below sets forth further information regarding grants of stock options pursuant to the Option Plan during the year ended December 31, 2000, to the persons named in the Summary Compensation Table.


                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF STOCK
                                               % OF TOTAL                                     PRICE APPRECIATION FOR
                              NUMBER OF     OPTIONS GRANTED      EXERCISE                         OPTION TERM (2)
                               OPTIONS        TO EMPLOYEES        PRICE        EXPIRATION        ----------------
           NAME                GRANTED       IN FISCAL YEAR     (PER SHARE)     DATE (1)         5%            10%
          ------              ---------     ----------------   -------------   ----------        --            ---

David A. Bochnowski             4,920             18.5%          $21.13         1/18/2010       $28,733       $63,419
Joel Gorelick                   4,000             15.1%           21.13         1/18/2010        23,360        51,560
Edward J.  Furticella           4,000             15.1%           21.13         1/18/2010        23,360        51,560
Frank J.  Bochnowski            3,350             12.6%           21.13         1/18/2010        19,564        43,182


(1) Options listed in the table first become exercisable on the fifth anniversary of the date of grant and expire upon the executive's termination of employment for cause or for any other reason other than death, disability or retirement. All options become immediately exercisable upon the commencement of a tender or exchange offer for the Common Stock, or upon a change in control of the Company. All options for Frank J. Bochnowski became immediately exercisable upon his retirement on December 31, 2000.

(2) The dollar amounts under these columns are based on the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible appreciation of the Company's stock price. The calculations assume a five-year option term.


OPTION EXERCISES AND YEAR-END OPTION VALUES

     The table below sets forth certain information regarding each exercise of options during the year ended December 31, 2000 by the persons named in the Summary Compensation Table and the unexercised options held by them at December 31, 2000.

                             NUMBER                           NUMBER OF                VALUE OF UNEXERCISED
                            OF SHARES                        UNEXERCISED                   IN-THE-MONEY
                            ACQUIRED       VALUE          OPTIONS HELD AT                  OPTIONS AT
      NAME                ON EXERCISE     REALIZED        DECEMBER 31, 2000             DECEMBER 31, 2000
      ----                -----------     --------        -----------------             -----------------
                                                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                       -----------   -------------   -----------   -------------

David A. Bochnowski             ---           ---         12,800        21,920          $143,360       $17,940
Joel Gorelick                   2000        $22,240       2,000         13,300           $18,740        16,080
Edward J. Furticella            ---           ---         8,000         11,500           $74,960           730
Frank J. Bochnowski             ---           ---         15,950          ---            $52,395           ---



BENEFITS

     Profit Sharing Plan and Trust (Pension). The Bank maintains a Profit Sharing Plan and Trust (the "Pension Plan") for the benefit of its eligible employees. All employees are eligible to participate in the Pension Plan if they have completed one year of employment with more than 1,000 hours of service, and have reached their 21st birthday. This plan is non-contributory on the part of the employee. Each plan year the Bank's Board of Directors determines the amount to be contributed by the Bank. This contribution is discretionary and is based on the Bank's financial performance. During the year ended December 31, 2000, the Bank contributed $369,684 to the Pension Plan. The amounts of these contributions on behalf of the executive officers named in the Summary Compensation Table are included in that table under the column "All Other Compensation." Pension benefits vest on the following scale: two years of service, 40% of benefits accrued through the prior fiscal year; three years of service, 60% of benefits accrued through the prior fiscal year; four years of service, 80% of benefits accrued through the prior fiscal year; and five years of service, 100% of benefits accrued through the prior fiscal year. The normal retirement age is the first day after reaching age 65, at which time the employee is entitled to receive 100% of the contributions previously made.

     401(k) Plan. The Bank maintains a 401(k) defined contribution retirement plan for the benefit of its eligible employees. All employees are eligible to participate in the plan if they have completed one year of employment and 1,000 hours of service and have reached their 21st birthday. This plan is non-contributory on the part of the Bank. Participating employees may elect to contribute up to ten percent of their compensation on a pre-tax basis into the plan through regular payroll deduction. Such funds will be invested as directed by participants into eight investment options. All participants are always 100% vested in their contributions and the earnings on their investments. Distributions of participant account assets can occur upon retirement, for hardship, upon attainment of age 59-1/2, upon disability, upon the death of the participant and upon termination of service. The normal retirement age is 65; participants may request early retirement distribution upon retirement and reaching age 55. Participants may obtain loans from the plan pursuant to uniform provisions meeting the requirements of the Code, using their account assets as collateral.

     Unqualified Deferred Compensation Plan. The Bank adopted an Unqualified Deferred Compensation Plan (the "Deferred Compensation Plan") during 1995. The purpose of the Deferred Compensation Plan is to provide deferred compensation to key senior management employees of the Bank in order to recognize their substantial contributions to the Bank and to provide them with additional financial security as inducement to remain with the Bank. The Deferred Compensation Plan is administered by the Bank's

Compensation Committee. In order to be eligible for participation in the Deferred Compensation Plan, an employee must hold a key management, full-time position in which he has the opportunity to impact significantly on the annual operating success of the Bank. Of those eligible employees, the Compensation Committee selects which persons shall be participants in the Deferred Compensation Plan. Participants' accounts are credited each year with an amount based on a formula involving the participant's employer- funded contributions under all qualified plans and the limitations imposed by Code subsection 401(a)(17) and Code section 415. Following the cessation of the employment of the participant by the Bank for any reason, including the participant's death, the participant's account is distributed to the participant (or, in the event of his death, to his designated beneficiary) in a lump sum cash payment. Currently, David A. Bochnowski is the only participant in the Deferred Compensation Plan. For the year ended December 31, 2000, the Bank credited $5,781 to Mr. Bochnowski's account under the Deferred Compensation Plan. This amount is included in Mr. Bochnowski's compensation in the Summary Compensation Table under the column "All Other Compensation."

     Supplemental Executive Retirement Plan. In December 1999, the Bank established a Supplemental Executive Retirement Plan (the "Supplemental Retirement Plan"), as an unfunded, non-qualified deferred compensation plan. The purpose of the Supplemental Retirement Plan is to provide a means for the payment of supplemental retirement benefits to a select group of key senior management employees, in recognition of their substantial contributions to the operation of the Bank, and to provide those individuals with additional financial security. The Board of Directors determines the Plan participants and contributions. Currently, Frank J. Bochnowski is the only participant in the Supplemental Retirement Plan. For the year ended December 31, 2000, the Bank made no credit to Mr. Bochnowski's account under the Supplemental Retirement Plan.

     Bank Loans. From time to time, the Bank makes loans to the Company's directors and officers and their family members. All of such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and do not involve more than the normal risk of repayment or present other unfavorable features. Loans made to a director or executive officer in excess of $500,000 must be approved in advance by the disinterested members of the Bank's Board of Directors.

     Health and Insurance Benefits. The Bank provides health and accident benefits for all full-time employees. Dependent coverage is provided at the employee's expense through a group insurance plan upon request. Term life insurance is provided for all employees who have completed one year of employment with more than 1,000 hours of service and have reached their 21st birthday.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors establishes the compensation of the Bank's executive officers. In setting compensation levels, the Company seeks to create a cost-effective and fair package that will attract, retain, and motivate the finest employees available to the Company and the Bank. The Bank compensates each executive officer based primarily on the following factors:

     *   The executive's level of job responsibility and performance;

     *   The Company's performance; and

     * Compensation available from comparable companies and rivals for an executive's services.

     The Company structures compensation to motivate executives to achieve the Company's strategic goals. Accordingly, executive compensation is linked to the Company's short-term and long-term performance.

     Stock options, for example, provide a direct link between executive compensation and long-term creation of shareholder value. Customarily, options awarded by the Company do not become exercisable until five years after the grant (barring a change in control in the Company). Further, the options are forfeited immediately upon the termination of employment of an executive for cause or for any reason other than death, disability, or retirement. An Options Committee, composed of Compensation Committee members Dennison, Gray, and Vrabel, proposed awards of options for 2000 based upon (1) the Company's earnings, (2) the Company's performance when compared to its peers, (3) the Company's achievement of strategic goals, and (4) the executive's performance. Options were awarded as set forth in the "Option Grants" table above.

     Similarly, the Bank's incentive plan provides additional compensation based upon the Company's performance relative to targets set for return on assets, return on equity, and earnings per share. The Company's performance satisfied conditions for payments under the incentive plan.

     Finally, the Committee attempted to maintain the Company's compensation package at a level consistent with compensation paid by comparable firms. The Committee considered various surveys, including those available from SNL Securities, Cole Financial, Inc. and America's Community Bankers.

     David A. Bochnowski's compensation for 2000 was determined in accordance with the same procedures and standards as for the other executive officers of the Company; however, Mr. Bochnowski does not vote upon his own compensation, his option awards under the Company's Option Plan, or his bonus awards under the Bank's incentive plan. Further, for 2000, the Committee procured a report on executive compensation from Cole Financial, Inc. to assist the Committee in evaluating Mr. Bochnowski's compensation under the comparability standards described above. Taking into account the Company's asset and net income growth, return on assets and return on equity results, and operating expenses, the Cole Report concluded that Mr. Bochnowski's compensation (salary, incentive and options) was competitive when compared to similarly performing peers. (The Cole Report also found that the compensation (salary, incentive and options) paid to Messrs. Gorelick, Furticella and Frank Bochnowski was also competitive.) The Board of Directors and the Compensation Committee approved Mr. David Bochnowski's compensation for 2000, as well as the 2000 compensation of Messrs. Gorelick, Furticella and Frank Bochnowski.

                             COMPENSATION COMMITTEE
                             ----------------------

                               David A. Bochnowski
                               Lourdes M. Dennison
                                 Gloria C. Gray
                                Jerome F. Vrabel

COMPARATIVE STOCK PERFORMANCE

     The performance graph and table below compare the cumulative total shareholder return for the Company with the cumulative total return for the Nasdaq Stock Market ("Nasdaq Market Index"), for the S&P 500 Index, and for the SNL Securities index of Nasdaq bank stocks having $250 million to $500 million in assets ("SNL $250M-$500M Bank Index"). Among these indices, the Company believes the SNL $250M-$500M Bank Index is the most relevant for comparing the Company's performance because it comprises financial institutions most comparable to the Company's size.




                                    [GRAPH]

                            TOTAL RETURN PERFORMANCE

                                                                     PERIOD ENDING
                                    ----------------------------------------------------------------------------
INDEX                                 12/31/95     12/31/96      12/31/97     12/31/98      12/31/99     12/31/00
----------------------------------------------------------------------------------------------------------------
NorthWest Indiana Bancorp                100        115.49        167.76       173.03        184.45       179.73
SNL $250M-$500M Bank Index               100        129.85        224.58       201.12        187.11       180.15
S&P 500                                  100        122.86        163.86       210.64        254.97       231.74

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Of the members of the Company's Compensation Committee (Directors David Bochnowski, Dennison, Gray, and Vrabel), only Mr. Bochnowski serves or has served as an officer or employee of the Company or its subsidiaries. As stated above under "Benefits -- Bank Loans," from time to time the Bank makes loans to the Company's directors, including members of the Compensation Committee, and their families. No Compensation Committee member has any other relationship requiring disclosure as an interlocking executive officer or director or otherwise under the rules of the Securities and Exchange Commission (the "SEC").

                     RATIFICATION OF APPOINTMENT OF AUDITORS
                                (PROPOSAL NO. 2)

     The Board of Directors has renewed the Company's arrangements with Crowe, Chizek and Company LLP, independent auditors, to be its auditors for the year ending December 31, 2001, subject to ratification by shareholders. A representative of Crowe, Chizek and Company LLP is expected to be present at the meeting, will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

     During 2000, Crowe, Chizek and Company LLP provided services in connection with the firm's audit function, which included an examination of the Company's financial statements, assistance in preparation of reports filed with the SEC, and meeting with the Company's Board of Directors and Audit Committee relative to the audit. Non-audit services were primarily related to the preparation and review of the Company's federal and state tax returns and providing support services to the internal auditor. Crowe, Chizek and Company LLP performs similar audit and non-audit services for the Bank. During 2000, the Company paid the following fees to Crowe, Chizek and Company LLP for audit and non-audit services:

         Audit Fees......................................      $ 31,500
         Financial Information Systems
              Design and Implementation Fees.............      $      0
         Other Fees......................................      $ 10,700

REPORT OF AUDIT COMMITTEE

     We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000. We have discussed with the Company's auditors, Crowe, Chizek and Company LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have also received and reviewed the written disclosures and the letter from Crowe, Chizek and Company LLP, required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     We have also considered whether the provision by Crowe, Chizek and Company LLP of non-audit related services to the Company and the Bank during 2000 is compatible with maintaining the auditors' independence.

                                 AUDIT COMMITTEE
                                 ---------------

                               Lourdes M. Dennison
                                 Stanley E. Mize
                                Jerome F. Vrabel


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION.

                    SECURITY OWNERSHIP BY CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth, as of February 28, 2001, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Company's Common Stock and as to the shares of the Common Stock beneficially owned by the persons named in the "Summary Compensation Table" and by all directors and executive officers as a group. Persons and groups owning more than 5% of the Common Stock are required to file certain reports regarding such ownership with the Company and the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based on such reports, management knows of no persons, other than as set forth in the table below, who owned more than 5% of the Common Stock at February 28, 2001. Individual beneficial ownership of shares by the Company's directors is set forth in the table above under "Election of Directors." Beneficial ownership by directors and officers includes shares underlying stock options held by such persons under the Company's Option Plan that are exercisable within 60 days of February 28, 2001.

            NAME AND ADDRESS                             AMOUNT AND NATURE                     PERCENT OF SHARES
            OF INDIVIDUAL OR                               OF BENEFICIAL                        OF COMMON STOCK
           IDENTITY OF GROUP                                 OWNERSHIP                            OUTSTANDING
          -------------------                               -----------                          ------------
David A. Bochnowski                                          278,667 (1)                           10.23%
10203 Cherrywood Lane
Munster, IN  46321

Jerome F. Vrabel                                             147,288 (2)                            5.44%
506 Wilderness Drive
Schererville, IN 46375

Joel Gorelick                                                 48,903 (3)                            1.80%
8589 West 85th Street
Schererville, IN  46375

Edward J. Furticella                                          48,724 (4)                            1.79%
1615 Timberwood Lane
Munster, IN  46321

Frank Bochnowski                                              47,845 (5)                            1.75%
140 Vickroy Drive
Crown Point, IN  46307

All directors and executive                                  835,227 (6)                           30.33%
   officers as a group (11 persons)

-----------------

(1) Includes 39,821 shares as to which Mr. Bochnowski's spouse has voting and dispositive power and 26,400 shares which are owned by their minor children for which his spouse is custodian or trustee. Also includes stock options representing 14,800 shares of Common Stock which were exercisable at February 28, 2001.

(2)  Includes 48,746 shares owned by Mr. Vrabel's spouse.

(3) Includes 882 shares owned by Mr. Gorelick's spouse. Also includes stock options representing 4,000 shares of Common Stock which were exercisable at February 28, 2001.

(4) Includes 664 shares owned by Mr. Furticella's spouse. Also includes stock options representing 8,000 shares of Common Stock which were exercisable at February 28, 2001.

(5) Includes 7,632 shares owned by Mr. Bochnowski's spouse. Also includes stock options representing 17,450 shares of Common Stock which were exercisable at February 28, 2001.

(6) Includes 44,250 shares as stock options which the Company's executive officers hold under the Option Plan and which were exercisable at February 28, 2001. Such shares have been added to the total shares outstanding in order to determine the ownership percentage of the Company's directors and executive officers as a group at February 28, 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership with the SEC. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the year ended December 31, 2000, all filing requirements applicable to its officers, directors, and greater than 10% shareholders were complied with, except that Lourdes Dennison filed one Form 4 late with respect to one transaction.


                              SHAREHOLDER PROPOSALS

      In order to be eligible for inclusion in the Company's proxy materials for next year's annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the Company's office at 9204 Columbia Avenue, Munster, Indiana, no later than November 23, 2001. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. In addition, any shareholder proposal received after February 6, 2002 will be considered untimely for consideration at that meeting.


                           ANNUAL REPORT ON FORM 10-K

      UPON WRITTEN REQUEST, THE COMPANY WILL FURNISH TO SHAREHOLDERS, WITHOUT CHARGE, A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, BUT EXCLUDING EXHIBITS). SEND YOUR REQUEST TO: SECRETARY, NORTHWEST INDIANA BANCORP, 9204 COLUMBIA AVENUE, MUNSTER, INDIANA 46321.


                           INCORPORATION BY REFERENCE

      To the extent this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Exchange Act or the Securities Act of 1933, as amended, the sections of this Proxy Statement entitled "Compensation Committee Report on Executive Compensation," "Comparative Stock Performance" and "Report of Audit Committee" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

                                    JON E. DEGUILIO,
                                    Secretary

Dated: March 23, 2001

                                                                      APPENDIX A

                           AUDIT COMMITTEE CHARTER FOR
                  NORTHWEST INDIANA BANCORP AND PEOPLES BANK SB


This Charter is written for NorthWest Indiana Bancorp and its wholly owned subsidiary Peoples Bank SB.


I.   PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others; the systems of internal controls established by management and the Board; and the auditing, accounting and financial reporting processes. To perform this function, the Audit Committee's general responsibilities consist of the following:

          - To provide open avenues of communication among the internal auditor, the independent accountant and the Board of Directors.

          - To report Committee actions to the full Board of Directors and make recommendations.

          - To conduct or authorize investigations into matters within the Committee's scope of responsibilities. The Committee is authorized to retain independent counsel, accountants or others it needs to assist in an investigation.

          - To meet at least four times each year, more frequently if circumstances make that preferable. The Audit Committee chairman has the power to call a Committee meeting whenever necessary. An Audit Committee member may not vote on any matter in which he or she is not independent. The Committee may ask members of management or others to attend the meeting and is authorized to receive all pertinent information from management.

The Audit Committee will fulfill these general responsibilities by performing the specific responsibilities stated in Section IV of this Charter.

II.  COMPOSITION

     The Audit Committee shall be comprised of three or more directors determined by the Board. The Audit Committee members shall be independent directors, free from any relationship that may interfere with the exercise of his or her independent judgment as a member such as any recent employment by the Bancorp and/or family relationship to an executive, management or service provider of the Bancorp. Each Audit Committee member will have the ability to read and understand fundamental financial statements, such as a balance sheet, income statement and cash flow statement. In addition, at least one member of the Audit Committee shall have past or current employment experience in finance or accounting, professional certification in accounting or any other comparable experience or background which results in the individual's financial sophistication.

     The members of the Audit Committee shall be elected by the Board at the annual meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Audit Committee may designate a Chairman by majority vote of the full Committee membership.

III.     MEETINGS

     The Audit Committee will meet at least four times each year. Meetings may occur more frequently as circumstances arise which require a meeting of the members. The Audit Committee will meet with the independent accountants at least annually and with management and the internal auditor at least four times each year in separate sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

III.     SPECIFIC RESPONSIBILITIES

     The Audit Committee shall perform the following activities in effort to fulfill their obligation to the shareholders and others:

Documentation Review
--------------------

     1. Review and approve, with the full Board, this Charter annually and periodically modify it as necessary.
     2. Disclose whether there is a written Charter for the Audit Committee in the proxy and include the Charter every three years in the proxy statement.
     3. Review the Bancorp's annual financial statements and determine whether to recommend to the Board that the audited financial statements be included in the Form 10-K.
     4. Review the internal audit reports provided to management and management's response.
     5. Review with financial management and the independent accountants the interim and annual financial information prior to its filing with the SEC.
     6. Review with financial management the quarterly Bancorp's financial statements, key performance ratios and operating results.

Independent Accountants
-----------------------

     7. Recommend to the Board of Directors the selection of the independent accountants who are ultimately accountable to the Board and the Audit Committee. The Audit Committee should consider the accountant's independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Audit Committee should review and discuss with the accountants all significant relationships the accountants have with the Bancorp to determine the accountant's independence. A written statement and oral discussion should be obtained from the independent accountants disclosing all relationships or services that may interfere with their objectivity to and independence from the Bancorp.
     8. Review the performance of the independent accountants and approve any proposed dismissal of the independent accountants when circumstances warrant.
     9. Discuss with the independent accountants as to the accuracy of the Bancorp's financial statements and the appropriateness of the accounting principles, financial disclosures and judgments made by management.

     10. Periodically consult with the independent accountants, without the presence of management, the internal controls of the Bancorp including information systems.

Financial Reporting Processes
-----------------------------

     11. Discuss with the independent accountants and the internal auditor as to the integrity of the Bancorp's financial reporting processes.
     12. Consider and approve, if necessary, major changes to the Bancorp's auditing and accounting principles and practices as suggested by the independent accountants, management or the internal auditor.
     13. Review any significant disagreement or limitation of scope of information among management and the independent accountants or the internal auditor in connection with the preparation of the financial statements.

Appointing an Internal Auditor
------------------------------

     14. Review activities, organizational structure, and qualifications of the internal audit department.
     15. Review any difficulties the internal auditor encountered while conducting audits, including any restrictions on the scope of or access to required information.
     16. Review changes to the planned scope of the internal audit plan that the Committee believes necessary.
     17. Review and approve the internal audit department's budget and scheduled plan for the upcoming year.
     18. Review whether the internal auditor has complied with the Institute of Internal Auditing's Standards for the Professional Practice of Internal Auditing.
     19. Review appointment, replacement, reassignment or dismissal of the internal auditor.

Ethical and Legal Compliance
----------------------------

     20. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce and monitor this Code.
     21. Review, with the Bancorp's counsel, legal compliance matters including corporate securities trading policies.
     22. Review, with the Bancorp's counsel, any legal matter that could have a significant impact on the Bank's financial statements.
     23. Perform any other activities consistent with this Charter, the Bancorp's by-laws and governing laws, as the Audit Committee or Board deems necessary or appropriate.
     24. Discuss with management, the independent accountants and the internal auditor significant risks or exposures to the Bancorp and steps management has taken to reduce these risks.
     25. Review recommendations made by the regulators and independent auditors and monitor management's response to any such recommendations.

                            NORTHWEST INDIANA BANCORP
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

I hereby appoint the official proxy committee of the Board of Directors of NorthWest Indiana Bancorp (the "Company"), or any member thereof, my proxies, with power of substitution, to vote all shares of the Company's Common Stock which I am entitled to vote at the Annual Meeting of Shareholders, to be held at the Center for Visual & Performing Arts, Munster, Indiana, on Wednesday, April 25, 2001, at 8:30 A.M., and at any adjournment, as follows:

1.   ELECTION OF DIRECTORS                       FOR nominees listed below (except           WITHHOLD AUTHORITY to vote for
                                                 those stricken below)  [ ]                  all nominees listed below  [ ]

            Leroy F. Cataldi                           Edward J. Furticella                               Stanley E. Mize

(INSTRUCTIONS:  To WITHHOLD authority to vote for any individual nominee strike through that nominee's name above.

2.   PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE, CHIZEK AND COMPANY LLP, as auditors for the fiscal year ending
     December 31, 2001.

                [ ]  FOR                               [ ]  AGAINST                                      [ ]  ABSTAIN

3.   In their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

                 (Continued and to be signed on the other side)




                           (Continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREON AND, IN THE ABSENCE OF SPECIFICATION, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR ALL OTHER PROPOSALS.

Please sign exactly as name appears below. When shares are held by two or more persons, all of them should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person. Receipt of Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders is hereby acknowledged.

----------------------------------    -----------------------------------------
         Signature                         Signature if Held Jointly

                                      Date                               , 2001
                                          -------------------------------

                                      PLEASE MARK, SIGN, DATE AND RETURN
                                      THE PROXY CARD PROMPTLY USING THE
                                      ENCLOSED ENVELOPE.